EXHIBIT 8

                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                           191 PEACHTREE STREET, N.E.
                                 SIXTEENTH FLOOR
                             ATLANTA, GEORGIA 30303
                                                            (404) 572-6600

                                  June 1, 1999

FLAG Financial Corporation
100 Union Street
P. O. Box 156
Vienna, Georgia 31092
Attention: J. Daniel Speight, Jr.

Thomaston Federal Savings Bank
206 North Church Street
P. O. Drawer 1186
Thomaston, Georgia 30286-1186
Attention: Robert G. Cochran

         Re:  Merger of FFC Federal Savings Bank into
                Thomaston Federal Savings Bank

Ladies and Gentlemen:

         You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "Merger") of FFC Federal Savings Bank ("Interim"), a corporation organized and existing under the laws of the State of Georgia and wholly-owned by FLAG Financial Corporation ("FLAG"), a corporation organized and existing under the laws of the State of Georgia, with and into Thomaston Federal Savings Bank ("Thomaston Federal"), a federally-chartered savings association located in the State of Georgia, with Thomaston Federal as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the "Merger Agreement") dated May 7, 1999, and incorporated herein by reference. Specifically, you have requested us to opine that the Merger will constitute a "tax-free" reorganization within the meaning of Section 368 of the Code.

         In rendering the opinions expressed below, we have examined the following documents (the "Document"):

     (a) The Merger Agreement and amendments thereto;

     (b) The Statements of Facts and Representations of Thomaston Federal Savings Bank and FLAG Financial Corporation that have been delivered to the undersigned and incorporated herein by reference; and


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FLAG Financial Corporation
Thomaston Federal Savings Bank
June 1, 1999
Page 2

     (c) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

         Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.

         In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

         In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by u s are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

         Finally, with your permission we have assumed that FLAG will acquire in the Merger at least 80 percent of Thomaston Federal stock for FLAG stock (taking into account any shares of Thomaston Federal stock acquired from dissenters for cash and any cash issued in lieu of the issuance of fractional shares of FLAG stock). In addition, we have assumed that the sum of (i) the amount of any cash and the value of any property other than FLAG stock paid to Thomaston Federal shareholders who exercise their statutory right to dissent to the Merger, (ii) the amount of cash and the value of any property other than FLAG stock given as consideration by FLAG (or a person related to FLAG within the meaning of Treasure Regulation Section 1.368-1(e)(2)) in exchange for Thomaston Federal stock prior to, but in contemplation of, the Merger or in redemption of FLAG stock after the Merger, and (iii) the amount of cash paid to Thomaston Federal shareholders in lieu of the issuance of fractional shares of FLAG stock will not exceed 50 percent of the total value of the Thomaston Federal stock outstanding immediately prior to the effective time of the Merger.

OPINION

         Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) and
(a)(2)(E). Accordingly, it is our opinion that:


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FLAG Financial Corporation
Thomaston Federal Savings Bank
June 1, 1999
Page 3

     a. No gain or loss will be recognized for federal income tax purposes by Thomaston Federal shareholders upon the exchange of shares of Thomaston Federal stock for shares of FLAG stock. Code Section 354(a).

     b. Cash received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by FLAG. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

     c. Thomaston Federal shareholders that receive FLAG stock, including fractional shares (that are treated as issued in the Merger and immediately redeemed), will have a basis in that FLAG stock equal to their basis in the Thomaston Federal stock surrendered therefor. Code
          Section 358(a)(1).

     d. The holding period of the FLAG stock received by Thomaston Federal shareholders will include the period during which the Thomaston Federal shareholders held the Thomaston Federal stock surrendered therefor, provided the Thomaston Federal stock was held as a capital asset. Code Section 1223(1).

     e. Thomaston Federal shareholders who receive solely cash pursuant to their statutory right to dissent will be treated as having received such payment in redemption of their stock, as provided in Code Section 302(a). Generally, any gain or loss recognized by any such Thomaston Federal shareholder will be capital gain or loss, provided (i) the Thomaston Federal common stock constitutes a capital asset in the hands of such shareholder, and (ii) the requirements of Section 302(b)(1), (2) or (3) of the Code are met. Each affected Thomaston Federal shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

     f. No gain or loss will be recognized by Thomaston Federal of FLAG as a consequence of the Merger, except for gain or loss recognized by Thomaston pursuant to Treasury Regulations issued under Code Section 1502. Code Section 361(a).

     g. FLAG's basis in and holding period for the Thomaston Federal stock received from each of Thomaston Federal shareholders as part of the Merger will equal such shareholders basis in and holding period for such stock immediately prior to the Merger. Code Section 362(b).

FLAG Financial Corporation
Thomaston Federal Savings Bank
June 1, 1999
Page 4

         Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

         In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Thomaston Federal shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Thomaston Federal common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of Thomaston Federal stock pursuant to the exercise of Thomaston Federal options or otherwise as compensation.

         This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent, except that we consent to the inclusion of this opinion as an exhibit to the registration statements required under the Securities Act of 1933 (the "Securities Act") in connection with the Merger. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.


                                  Very truly yours,




                             /s/  POWELL, GOLDSTEIN, FRAZER & MURPHY LLP